NOTICE OF ANNUAL GENERAL MEETING
Notice is hereby given that the annual general meeting of Harmony Gold Mining Company Limited (“Company”) will be held on Friday, 7 December 2018 at 12:30 (SA time) at the Sandton Convention Centre (see Directions to annual general meeting on page 41), to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this notice.
In terms of section 59(1)(a) and (b) of the Companies Act 71 of 2008, as amended (“Act”), the board of directors of the Company (“Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:

(i)
receive the notice of the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to receive the notice of the annual general meeting) as 19 October 2018; and

(ii)
participate in and vote at the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the annual general meeting) as 30 November 2018.

PRESENTATION OF ANNUAL FINANCIAL STATEMENTS
The audited consolidated Company annual financial statements, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2018 will be presented to the shareholders of the Company as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.
Summarised consolidated financial statements are included in this document on pages 6 to 32.
The complete audited consolidated Company annual financial statements are available on Harmony’s website at www.har.co.za.
PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the Integrated Annual Report 2018 (available at www.har.co.za) will be presented to shareholders at the annual general meeting.
RESOLUTIONS FOR CONSIDERATION AND ADOPTION
1. Ordinary Resolution Number 1:
Election of director

“RESOLVED THAT Max Sisulu be and is hereby elected as a director of the Company with immediate effect.” (See Max Sisulu’s resumé below).

Max was appointed to the board on 1 February 2018. He is a qualified economist having served in several positions within private and government sectors and holds numerous non-executive directorships in various private sector companies. He has a master’s degree in political science from Harvard University, the United States, and a master’s degree in political economy from Plekhanov University, Russia. Max also undertook a one-year research fellowship with the University of Amsterdam, Holland, into the role of the manufacturing industry’s electronics sector in the South African economy.

The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1.
2. Ordinary Resolution Number 2:
Re-election of director
“RESOLVED THAT Joaquim Chissano, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Joaquim Chissano’s resumé below).

Joaquim was appointed to the board on 20 April 2005. A former president of Mozambique (1986-2005), he also served as chairman of the African Union for 2003-2004. On leaving the presidency, he established the Joaquim Chissano Foundation for Peace Development and Culture, and has led various international peace initiatives on behalf of the United Nations, the African Union and the Southern African Development Community to Guinea-Bissau, the Democratic Republic of the Congo, Uganda and Madagascar. In 2006, he was awarded the annual Chatham House prize for significant contributions to improving international relations, and, in 2007, he received the inaugural Mo Ibrahim Prize for Achievement in African Leadership. Joaquim was appointed to the global development programme advisory panel of the Bill and Melinda Gates Foundation in December 2009. In 2016, he was awarded the 2015 North-South Prize by the Council of Europe for his contribution to human rights, democracy and world peace, thus promoting global interdependence and solidarity. Recently, in 2018, he received the Companions of Oliver R. Tambo award for his contribution to the eradication of apartheid and the City of Athens Democracy award for his commitment to the advancement of democracy in the world.

The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.
3. Ordinary Resolution Number 3:
Re-election of director
“RESOLVED THAT Fikile De Buck, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Fikile De Buck’s resumé below).

Fikile was appointed to the board on 30 March 2006. A chartered certified accountant, she was the second person to obtain this qualification in Botswana. She was awarded the Stuart Crystal Prize for Best Accounting Student at Birmingham Polytechnic (UK), now Birmingham University, the first black overseas student to be awarded this prize.
Fikile is a fellow of the Association of Chartered Certified Accountants United Kingdom. From 2000 to 2008, she worked in various capacities, including as chief financial officer and chief operations officer, at the Council for Medical Schemes in South Africa. Prior to that she worked in various capacities at the Botswana Development Corporation and was its first treasurer. She also served on various boards representing the corporation’s interests, and was the founding chairman of the Credit Guarantee Insurance Corporation of Africa Limited.
She has 24 years’ experience in financial reporting at executive level. Fikile is a director of D&D Company Proprietary Limited, and a non-executive director of Atlatsa Resources Corporation where she is also chairman of the audit committee and a member of various other committees. She is also a non-executive director and chairman of the audit committee and a member of the social and ethics committee of Mercedes Benz South Africa Ltd. Fikile is the South Africa Chapter President of the Global Forum of Women Entrepreneurs. She was included in the coffee table book, “South Africa’s Most Inspirational Women” (2011). Fikile mentors a number of young people, mostly women. She is also a member of Women in Mining South Africa.

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.
4. Ordinary Resolution Number 4:
Re-election of director
“RESOLVED THAT Modise Motloba, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Modise Motloba’s resumé below).

Modise was appointed to the board on 30 July 2004. He is the founder and Chief Executive Officer of Quartile Capital Holdings Proprietary Limited, a 100% black-owned, managed and controlled niche financial services and investment group with expertise in corporate financial advisory, fund management, wealth, SMME development and finance and principal investments. He has more than 24 years’ working experience in the financial sector both in South Africa and the United States.
He has extensive experience in board leadership of listed and non-listed companies spanning more than 13 years in major sectors and areas such as banking (investment banking and development finance institutions), fund management, insurance, mining, business strategy, governance, transformation, banking regulation, non-banking regulation, business leadership and business organisation leadership.
Modise has also held the following positions:
•    Chairman of Land Bank Insurance
•    Non-executive director of RMB Structured Insurance
•    Member of the South African Financial Markets advisory board of the Financial Services Board
•    Non-executive director of Deutsche Bank Securities
•    Non-executive director of Deutsche Bank Securities South Africa
•    Non-executive director of the Land Bank
•    Member of the South Africa Reserve Bank’s committee on the revision of the Banks Act
•    President of the Association of Black Securities and Investment Professionals
•    Executive member of the Black Business Council
•    President of Nafcoc/Johannesburg Chamber of Commerce and Industry
•    Non-executive director of the Small Enterprise Foundation

The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.
5. Ordinary Resolution Number 5:
Re-election of director
“RESOLVED THAT Dr Patrice Motsepe, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Dr Patrice Motsepe’s resumé below).

Dr Patrice Motsepe was elected Chairman of the Harmony board in 2004 following the merger of ARMgold, Harmony and Avmin.
Patrice was a partner in one of the largest law firms in South Africa, Bowmans and was also a visiting attorney in the USA with the law firm, McGuire Woods Battle and Boothe. He is an expert in governance, legal, compliance, as well as general and international business.
In 1994 Patrice founded Future Mining, which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997, which listed on the JSE in 2002.
Dr Motsepe is the founder and Executive Chairman of African Rainbow Minerals (ARM). He is also the founder and Chairman of Ubuntu-Botho Investments, African Rainbow Capital (ARC), African Rainbow Energy and Power (AREP) and is also the Deputy Chairman of Sanlam.
In 2002 Dr Motsepe was voted South Africa’s Business Leader of the Year by the chief executive officers of the top 100 companies in South Africa. In the same year, he was the winner of the Ernst & Young Best Entrepreneur of the Year Award.
Dr Motsepe is a member of the International Business Council (IBC) of the World Economic Forum which is made up of 100 of the most highly respected and influential chief executives from all industries. He is also a member of the Harvard Global Advisory Council and the International Council on Mining and Metals (ICMM).
Dr Motsepe is a recipient of numerous other business and leadership awards and recognitions including:
•    World Economic Forum Global Leader of Tomorrow, 1999
•    Afrikaanse Handelsinstituut, MS Louw Award for Exceptional Business Achievement, 2003
•    South African Jewish Report, Special Board Members Award for Outstanding Achievement, 2004
•    African Business Roundtable, USA, Entrepreneur & Freedom of Trade Award, 2009
•    McGuire Woods Outstanding Alumnus Awards, 2009
•    BRICS (Brazil, Russia, India, China, South Africa) Business Council, Outstanding Leadership Award, 2014
•    Harvard University Veritas Award for Excellence in Global Business and Philanthropy, 2014
•    Forbes Magazine, “100 Greatest Living Business Minds”, 2017
•    Sunday Times Lifetime Achiever Award, 2017
In January 2013, Dr Motsepe and his wife, Dr Precious Moloi-Motsepe, joined the Giving Pledge which was started by Warren Buffett and Bill and Melinda Gates. Dr Motsepe committed to donate half of the Motsepe family’s wealth to the poor and for philanthropic purposes, during and beyond his lifetime and that of his wife.

The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.
6. Ordinary Resolution Number 6:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 3 being passed, Fikile De Buck, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Fikile De Buck’s resumé under ordinary resolution number 3).
The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6.
7. Ordinary Resolution Number 7:
Re-election of audit and risk committee member
“RESOLVED THAT Dr. Simo Lushaba be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Simo Lushaba’s resumé below).

Simo joined the board on 18 October 2002. He was previously a general manager at Spoornet (Rail and Terminal Services division), vice president of Lonmin Plc and chief executive of Rand Water. He is the chairman of South Africa Day NPC and a non-executive director on the board of Cashbuild Limited. He facilitates programmes on corporate governance for the Institute of Directors (South Africa), of which he is a member. He was also appointed as an administrator of the South African Post Office to stabilise the organisation and develop a strategic turnaround plan following the resignation of its board. He later became chairman of the board of directors of the South African Post Office, a position he held until December 2016. Previously, he was chairman of the boards of Spescom Limited and Pikitup (Johannesburg), and a director of the Trans-Caledon Tunnel Authority, the Water Research Commission and Rand Water

The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.
8. Ordinary Resolution Number 8:
Re-election of audit and risk committee member
“RESOLVED THAT subject to ordinary resolution number 4 being passed, Modise Motloba, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Modise Motloba’s resumé under ordinary resolution number 4).
The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 8.
9. Ordinary Resolution Number 9:
Re-election of audit and risk committee member
“RESOLVED THAT Karabo Nondumo, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Karabo Nondumo’s resumé below).

Karabo was appointed to the board on 3 May 2013. She is an executive director of the KM Group of companies, providers of integrated information and communications technology solutions to enterprises, as well as of products and services to the mining, engineering and manufacturing industries. She has held various roles at Vodacom Group Limited including that of executive head of Vodacom Business as well as of Vodacom’s mergers and acquisitions. She was inaugural chief executive officer of AWCA Investment Holdings Limited and former head of global markets operations at Rand Refinery Proprietary Limited. She was an associate and executive assistant to the former executive chairman at Shanduka Group. She was seconded to Shanduka Coal, where she was a shareholder representative, and also served on various boards representing Shanduka’s interests. She is a qualified chartered accountant, a member of the South African Institute of Chartered Accountants and of African Women Chartered Accountants. She is an independent non-executive director of Sanlam Limited, Richards Bay Coal Terminal and MTN South Sudan. She is on the advisory board of Senatla Capital.

The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 9.
10. Ordinary Resolution Number 10:
Re-election of audit and risk committee member
“RESOLVED THAT John Wetton, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See John Wetton’s resumé below).

John was appointed to the board on 1 July 2011. He was with Ernst & Young from 1967 to 2010, mainly in corporate audit, but for his final 10 years he played a business development role across Africa. He led Ernst & Young’s mining group for a number of years and acted as senior partner for some of the firm’s major mining and construction clients. He was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.

The percentage of voting rights required for ordinary resolution number 10 to be adopted: more than 50%
(fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 10.
11. Ordinary Resolution Number 11:
Re-appointment of external auditors
“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor of the Company to hold office from this annual general meeting until conclusion of the next annual general meeting.”
The percentage of voting rights required for ordinary resolution number 11 to be adopted: more than 50%
(fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 11.
12. Ordinary Resolution Number 12:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the remuneration policy of the Company, as set out in the integrated annual report (available at www.har.co.za), be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 12 are against such resolution, the Board will commit to implementing the measures set out in the remuneration policy read with King IV.
13. Ordinary Resolution Number 13:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out in the integrated annual report (available at www.har.co.za) be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 13 are against such resolution, the Board will commit to implementing the measures set out in the implementation report read with King IV.

14. Ordinary Resolution Number 14:
General authority to issue shares for cash
“RESOLVED THAT the Board be and is hereby authorised as a general authority to issue the authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash on such terms and conditions as the Board may, from time to time, in its sole discretion deem fit, subject to the Act and the JSE Listings Requirements, provided that:

(a)
the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;

(b)	the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;

(c)
securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this notice of the annual general meeting, excluding treasury shares – the number of shares available for the issue of shares for cash will therefore be limited to 25 585 214 shares;

(d)
this authority shall be valid until the Company’s next annual general meeting or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;

(e)
the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this notice of annual general meeting, excluding treasury shares;

(f)	any equity securities issued for cash during the period contemplated in (d) shall be deducted from the number set out in (c);

(g)
in the event of sub-division or consolidation of issued equity securities during the period contemplated in (d), the existing authority will be adjusted accordingly to represent the same allocation ratio;

(h)
the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities – the JSE will be consulted for a ruling if the Company’s securities have not traded in such 30 (thirty) business day period; and

(i)
equity securities (of any class) which are the subject of the issue for cash in terms of this general authority, will be aggregated with any securities that are compulsorily convertible into securities of that class and, in the case of the issue of compulsory convertible securities, aggregated with the securities of that class into which they are convertible.”

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 14 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the annual general meeting or represented by proxy at this annual general meeting, and entitled to exercise voting rights on ordinary resolution number 14.
15. Ordinary Resolution Number 15:
Approval of the Harmony Gold Mining Company Limited Deferred Share Plan 2018 (DSP)
“RESOLVED as an ordinary resolution that,
(i)    as required by Schedule 14 to the JSE Listing Requirements, the Company’s new employee share incentive scheme, the Harmony Gold Mining Company Limited Deferred Share Plan 2018 (DSP), be and is hereby approved; and
(ii)    the directors of the Company be and are hereby authorised to allot and issue ordinary shares in the authorised but unissued share capital of the Company to any eligible employee employed by the Company or any of its subsidiaries, upon the valid exercise of such eligible employee’s rights under the DSP; provided that the number of ordinary shares to be issued by the Company under the DSP shall not (1) in aggregate, exceed 25 000 000 ordinary shares (as may be adjusted in terms of the DSP to take into account any subdivision or consolidation); and (2) in relation to any eligible employee who is a participant, exceed 3 000 000 ordinary shares.

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 15 requires the approval at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the annual general meeting or represented by proxy at this annual general meeting, and entitled to exercise voting rights on ordinary resolution number 15.
A full copy of the DSP appears as an Annexure hereto (page 45).
16. Special Resolution Number 1:
Authority to issue ordinary shares pursuant to the DSP
RESOLVED as a special resolution that, although the DSP is intended to comply with section 97 of the Act, to the extent that it does not, the Company be and is hereby authorised in terms of section 41(1) of the Act to issue such ordinary shares pursuant to the DSP to
(ii)    participants who are current or future executive directors and/or prescribed officers of the Company or its related or inter-related parties; or
(ii) any persons who are related or inter-related to any such participant.
The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 1.
17. Special Resolution Number 2:
Pre-approval of non-executive directors’ remuneration
“RESOLVED, as a special resolution in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as non-executive directors for a period of 2 (two) years from the date of this annual general meeting or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders of the Company, whichever comes first:
Directors’ remuneration (R000)

	Board					Committee
	Annual retainer				Attendance fee*	Audit and risk		Social and ethics		Remuneration		Nomination/ Investment		Technical
	Chairman		LID**	Member	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member
Current	1 044.5	465.5	353.0	237.5	18.7	261.0	131.5	208.0	106.0	208.0	106.0	208.0	106.0	208.0	106.0
Proposed	1 107.2	493.5	374.2	251.8	19.8	276.7	139.4	220.5	112.4	220.5	112.4	220.5	112.4	220.5	112.4
*    Only payable per board meeting attended
**Lead independent director
Ad hoc fees: R16 900 per ad hoc meeting/attendance to company business per day.
The directors’ remuneration set out above excludes value added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.
The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 2.
ELECTRONIC PARTICIPATION
Should any shareholder of the Company wish to participate in the annual general meeting by way of electronic participation (which includes a teleconference call), that shareholder is obliged to apply in writing (including details on how the shareholder or its representative can be contacted) to the transfer secretaries at the address set out below at least 5 (five) business days prior to the annual general meeting. Shareholders who wish to participate in the annual general meeting by dialing in must note that they will not be able to vote electronically. Should such shareholders of the Company wish to have their votes counted at the annual general meeting, they are welcome to cast their votes via representation at the annual general meeting either by proxy or by letter of representation, as provided for in this notice of the annual general meeting. The costs of accessing any means of electronic participation provided by the Company will be borne by the shareholder of the Company. The Company cannot be held liable for any loss, damage, penalty or claim arising in any way from using the telecommunication facility whether or not as a result of any act or omission on the part of the Company or anyone else.
IDENTIFICATION, PROXIES AND VOTING
Shareholders are reminded that:

•
a shareholder eligible to attend and vote at the annual general meeting is entitled to appoint a proxy (or proxies) to attend, participate in and vote at the annual general meeting in place of the shareholder – shareholders are referred to the proxy form attached to this notice in this regard;

•	a proxy need not also be a shareholder of the Company;

•
in terms of section 63(1) of the Act, any person attending or participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the general meeting must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified – acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and

•	this notice of meeting includes the attached form of proxy.
All beneficial owners whose shares have been dematerialised through a central securities depository participant or broker, other than with “own name” registration, must provide the central securities depository participant or broker with their voting instructions in terms of their custody agreement should they wish to vote at the annual general meeting. Alternatively, they may request the central securities depository participant or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to attend the annual general meeting.
Unless you advise your central securities depository participant or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to attend the annual general meeting or send a proxy to represent you, your central securities depository participant or broker may assume that you do not wish to attend the annual general meeting or send a proxy.
Forms of proxy (enclosed) must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited by no later than 12:30 (SA time) on Wednesday, 5 December 2018.
In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:

•	An ordinary shareholder entitled to attend and vote at the annual general meeting may appoint any individual (or individuals) as a proxy or proxies to attend, participate in and vote at the annual general meeting in the place of such shareholder. A proxy need not be a shareholder of the Company.

•
A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the annual general meeting.

•	A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.

•
Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.

•
Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.

•
If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the Company’s memorandum of incorporation to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

•	Attention is also drawn to the notes to the form of proxy.

•	Completing a form of proxy does not preclude any shareholder of the Company from attending the annual general meeting.
By order of the Board
Harmony Gold Mining Company Limited
R Bisschoff
Company secretary
Randfontein
25 October 2018

ANNUAL GENERAL MEETING EXPLANATORY NOTES
Presentation of annual financial statements
At the annual general meeting, the directors must present the annual financial statements for the year ended 30 June 2018 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors. These are included in the Integrated Annual Report 2018.
Presentation of group social and ethics committee report
At the annual general meeting, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.
Ordinary Resolution Number 1: Election of a director
In accordance with the JSE Listings Requirements, the Company’s memorandum of incorporation, section 68(1) read with section 70(3)(b)(i) of the Act, Max Sisulu’s election as a director of the Company must be confirmed at this annual general meeting of the Company by a new election. See his resumé on page 33 of this report.
Ordinary Resolutions Number 2 to 5: Re-election of directors
In accordance with the Company’s memorandum of incorporation, one third of directors are required to retire at each annual general meeting and may offer themselves for re-election.
The following directors are eligible and available for re-election:

•	Joaquim Chissano

•	Fikile De Buck

•	Modise Motloba

•	Dr Patrice Motsepe
See their resumés on pages 33 to 35 of this report.
Ordinary Resolutions Number 6 to 10: Re-election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each annual general meeting, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.
The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary Resolution Number 11: Re-appointment of external auditors
PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 11 proposes the reappointment of that firm as the Company’s auditors. Section 90(3) of the Act requires the designated auditor to meet the criteria as set out in section 90(2) of the Act.
The Board is satisfied that both PricewaterhouseCoopers Incorporated and the designated audit partner meet all relevant requirements.
Ordinary Resolution Number 12: Remuneration policy
King IV recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.
Ordinary Resolution Number 13: Approval of Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.
Ordinary Resolution Number 14: General authority to issue shares for cash
Ordinary resolution number 14 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the Company’s memorandum of incorporation and the JSE Listings Requirements.
The Board confirms that there is no specific intention to use this authority as at the date of this notice of annual general meeting, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.
Ordinary Resolution Number 15: Approval of the Harmony Gold Mining Company Limited DSP
Ordinary resolution 15 seeks authority and approval for a new employee share incentive scheme to be established, which will enable the Company to allot and issue up to 25 000 000 ordinary shares in the authorised but unissued share capital of the Company. The DSP is required as no further allocations will be made under the existing Harmony Gold Mining Company Limited 2006 Share Plan (the Old Plan) after November 2018 as the Old Plan is in the process of being “wound down”. No shares authorised under the Old Plan will be issued under the DSP.
The DSP, designed with feedback from shareholders in mind, aims to better align the interests of management with those of shareholders by, among others: rewarding decision-making that promotes the long term health of the business by providing for vesting periods of between three and five years (depending on the job level of the participant), and introducing forfeiture provisions; reducing the impact of uncontrollable factors, like gold price and currency fluctuations, in determining remuneration; and providing greater incentives for excellence in the broad area of sustainability, which covers the safety, environmental, governance, community relations and human capital disciplines.
Special Resolution Number 1: Authority to issue ordinary shares pursuant to the DSP
The reason for proposing special resolution 1 is to seek authority and approval for the Company to issue ordinary shares to any participants under the DSP, where (i) such participants may be current or future executive directors and/or prescribed officers of the Company or its related or inter-related parties or (ii) any persons who are related or inter-related to any such participant. The effect of this special resolution 1 is that the Company would be authorised, to the extent that the DSP does not comply with section 97 of the Act, to issue ordinary shares to the aforesaid category of persons, in circumstances where the Company would otherwise be restricted from doing so in terms of section 41(1) of the Act.
Special Resolution Number 2: Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the memorandum of incorporation and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this notice, requests approval only for the remuneration paid to non-executive directors for their service as directors of the Company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this annual general meeting or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.
General
Shareholders and proxies attending the annual general meeting are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to attend or participate in the meeting.

DIRECTIONS TO ANNUAL GENERAL MEETING

Mediclinic Morningside
Crawford College Sandton
Sandown High School
Grayston Preparatory
Old Mutual
Benmore Garden's Shopping Centre
The Maslow
Hilton Sandton
Industrial Development Corporation
Virgin Active
Protea Hotel Balalaika Sandton
Holiday Inn Sandton - Rivonia Rd
Mushroom Farm Park
Southern Sun Katherine Street, Sandton
Park Inn Sandton
City Lodge Hotel Sandton
The Grillhouse Sandton
Atholl Square Shopping Centre
Sandton Sun
Sandton City
Sandton
Radisson Blu Gautrain Hotel, Sandton
Guardrisk Life Limited
Grayston Dr
Rivonia Rd
Hill Rd
Short Rd
West Road South
Lower Rd
Benmore Rd
Pam Rd
Stan Rd
Bute Rd
Fredman Dr
Gwen Ln
Esterhuysen St
Sandown Valley Cres
10th St
Norwich Cl
Park Ln
Maude St
West St
Alice Ln
5th St
Stella St
Linden St
Daisy St
Peppertree Ln
Carmen Pl
Willowbrook Pl
Royal Ascot Ln
Patricia Rd
Kleintje Pl
Froome St
Wierda Road East
Marion St
Gillard St
Edward Rubenstein Dr
Adolf St
North Rd
Morris Rd
Eileen Cres
Helen Rd
Webber Rd
Amber Ln
Linden St

Annual General Meeting venue: Sandton Convention Centre
161 Maude Street Sandton 2196
Tel: +27 (0)11 779 0000

GPS Co-ordinates
S 26°06.394’
E 28°03.221’

DIRECTIONS
From OR Tambo International Airport

•	Take the R24 JOHANNESBURG highway

•	Take the NI2/N3 NORTH highway

•	Take the MARLBORO DRIVE offramp

•	At the traffic light, turn left and carry on until you see a “Shell” petrol/gas station on your left

•	Turn right into SOUTH ROAD and carry on this road until you reach a T-junction (which will bring you to RIVONIA ROAD)

•	Turn left into RIVONIA ROAD

•	Turn right into GRAYSTON DRIVE

•	Turn left into WEST STREET

•	Turn right into ALICE LANE, parking for the Convention Centre is on the left

From Pretoria

•	Take the N1 to Johannesburg, then the M1

•	Take the GRAYSTON DRIVE offramp, turn right into GRAYSTON DRIVE

•	Turn left into KATHERINE AVENUE (take slip road to the left)

•	Turn right into WEST STREET

•	Turn left into ALICE LANE, parking for the Convention Centre is on the left

FORM OF PROXY
To be completed by certificated shareholders and dematerialised shareholders with ‘own name’ registration only
HARMONY GOLD MINING COMPANY LIMITED
Incorporated in the Republic of South Africa Registration number: 1950/038232/06 (Harmony or Company)
JSE share code: HAR NYSE share code: HMY ISIN code: ZAE 000015228

For completion by registered members of Harmony who are unable to attend the annual general meeting of the Company to be held at the Sandton Convention Centre (see map on page 41) on 7 December 2018 at 12:30pm (SA time) or at any adjournment thereof.

I/We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her
The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	AGAINST	ABSTAIN
Ordinary Resolution Number 1: To appoint Max Sisulu as a director
Ordinary Resolution Number 2: To re-elect Joaquim Chissano as a director
Ordinary Resolution Number 3: To re-elect Fikile De Buck as a director
Ordinary Resolution Number 4: To re-elect Modise Motloba as a director
Ordinary Resolution Number 5: To re-elect Dr Patrice Motsepe as a director
Ordinary Resolution Number 6: To re-elect Fikile De Buck as a member of the audit and risk committee
Ordinary Resolution Number 7: To re-elect Dr. Simo Lushaba as a member of the audit and risk committee
Ordinary Resolution Number 8: To re-elect Modise Motloba as a member of the audit and risk committee
Ordinary Resolution Number 9: To re-elect Karabo Nondumo as a member of the audit and risk committee
Ordinary Resolution Number 10: To re-elect John Wetton as a member of the audit and risk committee
Ordinary Resolution Number 11: To reappoint the external auditors
Ordinary Resolution Number 12: To approve the remuneration policy
Ordinary Resolution Number 13: To approve the implementation report
Ordinary Resolution Number 14: General authority to issue shares for cash
Ordinary Resolution Number 15: Approval of the Harmony Gold Mining Company Limited DSP
SPECIAL RESOLUTIONS
Special Resolution Number 1: Authority to issue ordinary shares pursuant to the DSP
Special Resolution Number 2: To pre-approve non-executive directors’ remuneration
Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2018
Signature
Assisted by me, where applicable (name and signature)
Completed forms of proxy must be dated and signed by the shareholder appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number:
+27 86 674 2450, email: meetfax@linkmarketservices.co.za) by no later than 12:30 (SA time) on Wednesday, 5 December 2018.
Please read the notes and instructions on the reverse side.

NOTES TO FORM OF PROXY

1.	A form of proxy is only to be completed by those ordinary shareholders who are:

•	registered holders of ordinary shares in certificated form; or

•	holders of dematerialised shares of the Company in their own name.

2.
If you have already dematerialised your ordinary shares through a central securities depository participant (CSDP) or broker and wish to attend the annual general meeting, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.

3.
A member may insert the name of a proxy or the names of two alternative proxies of the member’s choice in the space provided. The person whose name stands first on the form of proxy and who is present at the annual general meeting of shareholders will be entitled to act to the exclusion of those whose names follow.

4.
On a show of hands, a member of the Company present in person or by proxy will have one (1) vote irrespective of the number of shares he/she holds or represents, provided that a proxy will, irrespective of the number of members he/she represents, have only one (1) vote. On a poll, a member who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.

5.
A member’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the member in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the annual general meeting as he/she deems fit in respect of all the member’s votes exercisable. A member or the proxy is not obliged to use all the votes exercisable by the member or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the member or by the proxy.

6.
Forms of proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number: +27 86 674 2450, email: meetfax@linkmarketservices.co.za) by no later than 12:30 (SA time) on Wednesday, 5 December 2018.

7.
Completing and lodging this form of proxy will not preclude the relevant member from attending the annual general meeting and speaking and voting in person to the exclusion of any proxy appointed in terms hereof.

8.
Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity or other legal capacity must be attached to this form of proxy, unless previously recorded by the transfer secretaries or waived by the chairman of the annual general meeting.

9.	The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this form of proxy must be initialled by the signatory/ies.

10.	Despite the aforegoing, the chairman of the annual general meeting may waive any formalities that would otherwise be a prerequisite for a valid proxy.

11.
If any shares are jointly held, all joint members must sign this form of proxy. If more than one of those members is present at the annual general meeting either in person or by proxy, the person whose name appears first in the register will be entitled to vote.

ANNEXURE: DEFERRED SHARE PLAN 2018
INTRODUCTION
With the assistance of remuneration specialists and in consultation with our employees and shareholders, the Remuneration Committee considered key changes to the long- and short-term incentive plans against market practice. Subsequent to this extensive benchmarking exercise, the Board will (on recommendation by the Remuneration Committee), at the annual general meeting to be held on 7 December 2018, propose to shareholders that the Harmony short- and long-term incentive plans be replaced with a simplified, market-related total incentive plan (the Total Incentive Plan).
This Total Incentive Plan provides for a single, combined short- and long-term incentive, which represents the group’s variable pay offering.
It comprises:

(i)	an annual cash payment (paid immediately at the award date)

(ii)	deferred shares (for eligible employees graded as E-band and above) governed by the rules of the Deferred Share Plan (the DSP).
Performance measures under the Total Incentive Plan are assessed over either a trailing three-year period or annually. Participation in the Total Incentive Plan will be limited to “eligible employees”, namely a prescribed officer, executive manager or manager of any member of the group. For more details on the performance measures to be applied in the Total Incentive Plan, refer to Part 1 of the Remuneration Report in the Integrated Annual Report 2018, available at www.har.co.za.
No further awards will be made under the existing Harmony share plan after 7 December 2018. Awards under the existing plan will follow the normal course until the final vesting date under that plan.
It is proposed that, subject to the shareholders’ approval, the DSP be implemented with effect from 1 July 2019. The rules of the DSP are included below.
SCHEME RULES
Part 1 – Introduction

1.	Definitions and interpretation
1.1	In the DSP, unless the context indicates otherwise, the following words and expressions will have the meanings assigned thereto:
1.1.1	Administrator means a service provider appointed by an Employer Company to act on behalf of that Employer Company in performing the obligations of that Employer Company in terms of the DSP;

1.1.2
Applicable Laws in relation to any person or entity, all and any statutes, subordinate legislation and common law; regulations; ordinances and by laws; accounting standards; directives, codes of practice, circulars, guidance notices, judgments and decisions of any competent authority, compliance with which is mandatory for that person or entity;

1.1.3	Award means the award to an Eligible Employee of Deferred Shares in terms of clause 12 and the word “awarded” shall be construed accordingly;
1.1.4	Award Date means the date on which Remco resolves to make an Award to an Eligible Employee;
1.1.5	Award Letter means the letter delivered by an Employer Company to an Eligible Employee in terms of clause 12.2, notifying such Eligible Employee of an Award and setting out the terms of the Award;
1.1.6	Award Price means a value that is determined by using the volume weighted average share price of a Share on the JSE over the five Business Days immediately prior to the Award Date;
1.1.7	Award Value means the ZAR value of that portion of the incentive that will take the form of Deferred Shares in accordance with the provisions of the DSP;
1.1.8	Auditors means the registered auditors of the Company from time to time;
1.1.9	Board means the board of directors of the Company or any committee thereof to whom the powers of the board of directors of the Company in respect of the Total Incentive Plan are delegated;
1.1.10	Broker means the financial intermediary appointed by the Company or the Employer Company to perform the services specified in the DSP on behalf of the Participants;
1.1.11	Business Day means any day on which the JSE is open for the transaction of business;
1.1.12	Change of Control means all circumstances where a party (or parties acting in concert), directly or indirectly, obtains
1.1.12.1	beneficial ownership of the specified percentage or more of the Company’s issued Shares; or
1.1.12.2	control of the specified percentage or more of the voting rights at meetings of the Company; or
1.1.12.3	the right to control the management of the Company or the composition of the Board; or
1.1.12.4	the right to appoint or remove directors holding a majority of voting rights at Board meetings; or
1.1.12.5
the approval by the Company’s shareholders of, or the consummation of, a merger or consolidation of the Company with any other business or entity, or upon a sale of the whole or a major part of the Company’s assets or undertaking.

For the purposes of this 1.1.12 the expression “specified percentage” shall bear the meaning assigned to it from time to time in the Takeover Regulations read with the Companies Act, presently being 35%;

1.1.13	Companies Act means the South African Companies Act, 71 of 2008;

1.1.14
Company means Harmony Gold Mining Company Limited, a public company duly incorporated and registered in accordance with the laws of the Republic of South Africa under registration number 1950/038232/06;

1.1.15	Deferred Shares means a conditional right to receive Shares, the Vesting of which is subject to continued employment, as specified in an Award Letter;
1.1.16	DSP means the Harmony Gold Mining Company Limited Deferred Share Plan 2018, established in terms of these Rules;
1.1.17
Date of Termination of Employment means the date upon which a Participant is no longer employed by, or ceases to hold salaried office in, any Employer Company; provided that, where a Participant’s employment is terminated without notice or on terms in lieu of notice, the Date of Termination of Employment shall be deemed to occur on the date on which the termination takes effect, and where such employment is terminated with notice, the Date of Termination of Employment shall be deemed to occur upon the date on which that notice expires;

1.1.18	Dismissal based on Operational Requirements means the Retrenchment of a Participant based on the Employer Company’s economic, technological, structural or similar needs;
1.1.19	Eligible Employee means an Employee eligible for participation in the Total Incentive Plan, namely a Prescribed Officer, Executive Manager or Manager of any member of the Group; [Sch 14.1(a)]
1.1.20	Employee means any person holding full-time salaried employment or office (including any executive director but excluding a non-executive director) with any Employer Company; [Sch 14.1(a)]
1.1.21	Employer Company means the specific entity (which includes both local and foreign entities) within the Group that is the employer of a particular Participant;
1.1.22	Executive Manager means an Employee identified and disclosed as an executive manager by the Remco for purposes of the Total Incentive Plan;
1.1.23	Fault Termination means the termination of employment of a Participant by the Group by reason of:
1.1.23.1	misconduct;
1.1.23.2	poor performance; or
1.1.23.3	resignation by the Participant; [Sch 14.1(h)]
1.1.24	Financial Markets Act means the Financial Markets Act, 19 of 2012;
1.1.25	Financial Year means the Company’s financial year, which runs from 1 July to 30 June;
1.1.26
Group means the Company and any other company, body corporate or other undertaking which is or would be deemed to be a subsidiary of the Company in terms of the Companies Act, and the expression “member of the Group” shall be construed accordingly; [Sch 14.1(a)]

1.1.27
Ill-health means a physical, mental or psychological condition, including a disability or a condition caused by an injury, diagnosed by a Company approved Medical Practitioner, which renders the Employee incapable of performing his duties in terms of his employment contract;

1.1.28	Implementation Date in relation to a Change of Control, the date upon which such Change of Control becomes effective;
1.1.29	Income Tax Act means the South African Income Tax Act, 58 of 1962 or a similar Act promulgated in countries outside of South Africa;
1.1.30
JSE means the JSE Limited, a public company incorporated in accordance with the laws of the Republic of South Africa under registration number 2005/022939/06, which is licensed as an exchange in terms of the Financial Markets Act;

1.1.31	Listings Requirements means the JSE Limited Listings Requirements;
1.1.32	LRA means the Labour Relations Act, 66 of 1995, as amended or substituted;
1.1.33	Manager means an Employee identified and disclosed as a manager by the Remco for purposes of the Total Incentive Plan;
1.1.34
Medical Practitioner means a person who is certified to diagnose and treat patients and who is registered with a professional council established by an Act of the South African Parliament or its equivalent in countries outside of South Africa;

1.1.35	No Fault Termination means the termination of employment of a Participant by the Group by reason of:
1.1.35.1	death;
1.1.35.2	injury, disability or Ill health, in each case as certified by a qualified Medical Practitioner nominated by the relevant Employer Company;
1.1.35.3	dismissal based on Operational Requirements as contemplated in the LRA;
1.1.35.4	retirement on or after his Retirement Date;
1.1.35.5	the company by which he is employed ceasing to be a member of the Group;
1.1.35.6	the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; [Sch 14.1(h)]
1.1.36	Notice means the notice contemplated in clause 14;
1.1.37	Participant means an Eligible Employee that receives an Award in terms of clause 12 and thereby becomes subject to the terms and conditions of the DSP;
1.1.38	Personal Information means personal information as defined in section 1 of the Protection of Personal Information Act, 4 of 2013;
1.1.39	Policy means the Harmony Total Incentive Plan Policy made in terms of clause 4, as amended by Remco from time to time;
1.1.40	Prescribed Officer means an Employee identified and disclosed as a prescribed officer by the Remco for purposes of the Total Incentive Plan, including the executive directors;

1.1.41
Remco means the Remuneration Committee of the Board or any person(s) to whom the powers of Remco in respect of the Total Incentive Plan have been delegated (but then only in accordance with the terms of such delegation), which persons do not hold any executive office within the Group; [Sch 14.4][Sch 14.5]

1.1.42	Retirement Date means the earliest date on which, or age at which, an Eligible Employee can be required to retire by any Employer Company;
1.1.43	Retrenchment means the termination of the employment of an Employee by virtue of the operational requirements of the Employer Company concerned;
1.1.44	Rules means these Rules, as amended from time to time;
1.1.45	Secretary means the company secretary for the time being of the Company;
1.1.46	Settle means delivery to the Participant of:
1.1.46.1	Shares:
(a) purchased on the JSE; [Sch 14.9(c)]
(b) held by the Group (treasury Shares); or
(c) that are allotted and newly issued to the Participant by the Company in accordance with these Rules; or
1.1.46.2	a cash amount if a Participant fails to deliver a Notice in accordance with the provisions of clause 14.2,

and the words “Settlement” and “Settled” shall be construed accordingly. It is recorded that any Shares which have been Settled to a Participant in terms of this DSP shall rank pari passu with Shares in all respects; [Sch 14.1(e)]

1.1.47
Shares means ordinary shares in the capital of the Company (or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the DSP may apply from time to time);

1.1.48
Tax means any present or future tax or other charge of any kind or nature whatsoever imposed, levied, collected, withheld or assessed by any competent authority, and includes all income tax (whether based on or measured by income/revenue or profit or gain of any nature or kind or otherwise and whether levied under the Income Tax Act or otherwise), capital gains tax, value added tax and any charge in the nature of taxation, and any interest, penalty, fine or other payment on, or in respect thereof but specifically excluding issue duty, stamp duty, marketable securities tax and uncertificated securities tax;

1.1.49	Total Incentive Plan means the combined short-term and long-term incentive as set out in the Policy read with the Rules;
1.1.50	Trading Day means any day on which the Shares are capable of being traded on the JSE;
1.1.51	Vest means the moment when a Participant is entitled to Settlement in accordance with clause 14 and “Vested” and “Vesting” shall have equivalent meanings;

1.1.52
Vesting Date subject to clauses 12, 16.5 and 16; means the date on which a Participant is entitled to Settlement in accordance with clause 14 and the Policy; provided that if the date falls on a date which, or during a period which:

1.1.52.1	by virtue of any Applicable Law or any policy of the Group (including any corporate governance policy) it is not permissible to Settle Shares to a Participant; or
1.1.52.2	by virtue of any Applicable Law or any policy of the Group (including any corporate governance policy) it is not permissible for a Participant to receive or otherwise deal/trade in Shares,

the Vesting Date shall be the fifth Trading Day after the date on which it becomes permissible to Settle Shares to a Participant and/or for the Participant to receive or deal/trade in Shares (as the case may be);

1.1.53	Vesting Period means the period which commences on the Award Date and terminates on the Vesting Date; and
1.1.54	ZAR means South African Rands, the lawful currency of the Republic of South Africa.
1.2	General Interpretation
In these Rules
1.2.1	clause headings are used for convenience only and shall be ignored in its interpretation;
1.2.2	unless the context clearly indicates a contrary intention, an expression which denotes:
1.2.2.1	any gender includes the other genders;
1.2.2.2	a natural person includes an artificial person (whether corporate or unincorporate) and vice versa;
1.2.2.3	the singular includes the plural and vice versa;
1.2.3	The DSP will be given effect to in accordance with:
1.2.3.1	the Companies Act;
1.2.3.2	the Listings Requirements, including paragraphs 3.63 to 3.74 and 3.92 to the extent applicable; and [Sch 14.9(d)]
1.2.4	unless the context clearly indicates a contrary intention, words and expressions defined in the Companies Act shall bear the meanings therein assigned to them;
1.2.5
all references to a statute and the Listings Requirements shall be to such statute and the Listings Requirements (as the case may be) as at the date of adoption of the DSP by the Company and as amended, replaced or superseded from time to time thereafter. References to “Sch” in the Rules are to Schedule 14 of the Listings Requirements;

1.2.6
the use of the word “including” or “includes” or “include” followed by a specific example shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

1.2.7
the word “reacquired” when used in relation to an Award (or a portion of an Award) shall mean the acquisition and/or cancellation of such Award (or a portion of an Award) from a Participant by or on behalf of the Company for, where applicable, a total consideration at no par value where the such Award (or a portion of an Award) has been forfeited (in terms of clause 16) or lapsed (in accordance with clause 17) prior to Vesting;

1.2.8	a Participant who ceases to be employed by an Employer Company on the basis that he is:
1.2.8.1	immediately thereafter employed by another Employer Company; or
1.2.8.2	thereafter re-employed by such Employer Company pursuant to it being determined that his employment was terminated on a basis which was not lawful in terms of the LRA;
shall be deemed not to have terminated his employment for the purposes of the DSP and his rights shall be deemed to be unaffected; [Sch 14.1(h)]
1.2.9
a Participant who is a director of any Employer Company who retires and/or resigns on the basis that he is immediately re elected in accordance with the articles of association or other constitutional documents of that Employer Company shall be deemed not to have terminated his employment with that Employer Company. [Sch 14.1(h)]

1.3
If any provision in a definition is a substantive provision conferring any right or imposing any obligation on anyone then, notwithstanding that it is only in a definition, effect shall be given to it as if it were a substantive provision in the body of these Rules.

1.4
When any number of days is prescribed in these Rules, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or official public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday.

2.	Object
2.1	The DSP forms part of the Group’s Total Incentive Plan.
2.2	These Rules regulate the Share-Settled portion of the long-term component of the Total Incentive Plan. The short-term component of the Total Incentive Plan will take the form of a cash bonus.
2.3
These Rules should be read in conjunction with the Policy (which sets out the details of both the short-term and the long-term incentives), in order to gain a full understanding of the operation of the Total Incentive Plan.

2.4	The object and purpose of the DSP is to:
2.4.1	incentivise the Group’s Eligible Employees to meet strategic short-, medium- and long term objectives that will help deliver value to shareholders;
2.4.2	achieve alignment between the Participants’ remuneration and the interests of the Company’s shareholders; and
2.4.3	act as a retention mechanism in a market where highly skilled people are in high demand.
Part 2 – Administration of the DSP
3.	The DSP
The DSP is hereby constituted, which DSP shall be administered for the purpose and in the manner set out in these Rules.
4.	Administration of the DSP
4.1	Remco is responsible for the operation and administration of the DSP, and has discretion to decide whether and on what basis the DSP shall be operated.

4.2
Where the DSP refers to the discretion of Remco, such discretion shall be sole, absolute and unrestricted unless the contrary is expressed, provided that if Remco delegates the authority to exercise discretion, the discretion should be exercised in terms of the Policy.

4.3
Subject to the provisions of the DSP and to the approval of the Board, Remco shall be entitled to make and establish such rules and regulations, and to amend the same from time to time, as they may deem necessary or expedient for the proper implementation and administration of the DSP.

5.	Administrator

An Employer Company may appoint an Administrator to act on its behalf in performing its obligations as an Employer Company under the DSP. For purposes of the DSP, references to “Employer Company” include an Administrator that has been appointed by an Employer Company in terms of this clause 5.

6.	Annual Accounts

Remco shall ensure that a summary appears in the annual financial statements of the Company of the number of Deferred Shares awarded to Participants, the number of Shares that may be utilised for the purposes of this DSP, any changes in such numbers during the Financial Year under review, the number of Shares held by any Employer Company which may be received by Eligible Employees and the number of Shares then under the control of Remco for Settlement to Participants in terms of this DSP. [Sch 14.8]

7.	Availability of shares
The Company shall:
7.1	ensure that Shares may only be issued or purchased for purposes of the DSP once a Participant (or group of Participants) to whom they will be awarded has been formally identified; [Sch 14.9(a)]
7.2
ensure that any Shares held for purposes of the DSP will not have their votes at general/annual general meetings taken into account for the purposes of resolutions proposed in terms of the Listings Requirements or for purposes of determining categorisations as detailed in Section 9 of the Listings Requirements. [Sch 14.10]

8.	Costs
8.1	Prior to the Vesting Date, all costs and expenses relating to the DSP, including for the avoidance of doubt, all costs relating to the Administrator, (“Costs”) will be for the Company’s account.
8.2	The Company may recover from each Employer Company such Costs as may be attributable to the participation of any of its Employees in the DSP.
8.3	Notwithstanding the provisions of clauses 8.1 and 8.2, the Company may procure, if applicable, that the relevant Employer Company shall:
8.3.1	bear all Costs of and incidental to the implementation and administration of the DSP and shall, as and when necessary, provide all requisite funds and facilities for that purpose;
8.3.2	provide all secretarial, accounting, administrative, legal and financial advice and services, office accommodation, stationery and so forth for the purposes of the DSP.
8.4	After the Vesting Date, all Costs and Tax will be for the Participant’s account.
8.5	The Participant shall be liable for all Tax payable as a result of benefits due to him in terms of the DSP.
9.	Maximum number of shares available for the DSP

9.1	Subject to 9.3, the aggregate number of Shares that may be Settled under this DSP shall not exceed 25 000 000 Shares (being approximately 5% of the issued share capital of the Company). [Sch 14.1(b)]
9.2
Subject to 9.3 the maximum number of Shares which any one Participant may receive in terms of the DSP shall not exceed
3 000 000 (being approximately 0.6% of the issued share capital of the Company) Shares. [Sch 14.1(c)]

9.3	The limit referred to in 9.1 shall exclude:
9.3.1	Shares that have been purchased through the JSE in Settlement of Awards; and [Sch 14.9(c)]
9.3.2	Awards under the DSP which do not Vest in a Participant as a result of the forfeiture or reacquisition thereof. [Sch 14.3(f)]
9.4	The limit referred to in 9.1 shall include:
9.4.1	Shares that have been issued by the Company in Settlement of Awards; and
9.4.2	Shares held in treasury by a subsidiary of the Company that have been used to Settle Awards.
9.5	The number of Shares referred to in 9.1 and 9.2 shall be increased or reduced in direct proportion to any adjustment in the Company’s issued share capital as provided for in clause 20. [Sch 14.3(a)]
9.6	In the event of a discrepancy between number of Shares and the percentage it represents, the number will prevail.
10.	Award policy and performance conditions
10.1
Remco shall be entitled, subject to the provisions of the DSP and to the approval of the Board, to make and establish a Policy as it deems expedient or necessary for the proper implementation of the DSP.

10.2
Remco may, from time to time, amend the Policy, provided that the amendments take due account of prevailing market trends and what is regarded as “remuneration best practice” at the time of such amendments.

10.3
Subject to clauses 16 and 20, once an Award has been made, the Policy which pertains to that specific Award may not be amended or varied unless a change in circumstances has rendered such Policy inappropriate or inapplicable. No such amendment shall disadvantage and/or prejudice any Participant.

Part 3 – Deferred share awards
11.	Annual Remco determination
11.1	Each year, Remco shall determine and (as contemplated in clause 10), if deemed appropriate, amend the Policy to record the following:
11.1.1	which Eligible Employees shall receive an Award;
11.1.2	the Award Date;
11.1.3	the Award Value (calculated in accordance with the Policy);
11.1.4	the number of Deferred Shares applicable to the Award (calculated in terms of clause 13); and
11.1.5	the Vesting Dates and Vesting Periods applicable to the Award
11.2	An Award made to an Eligible Employee will vest in equal tranches on more than one Vesting Date and over more than one Vesting Period.
11.3
Remco shall set out in the Policy the criteria on which Awards are based in terms of the DSP. The criteria shall be aligned with the strategic objectives of the Company and the DSP (as set out in clause 2 above).

12.	Awards
12.1	Remco may, in its sole and absolute discretion, resolve to make Awards to Eligible Employees. [Sch 14.1(f)]
12.2
The Employer Company shall, as soon as reasonably practicable on or after the Award Date, notify the Eligible Employee of the Award in an Award Letter. The Award Letter shall be in the form as prescribed by Remco from time to time and shall specify:

12.2.1	the Award Date;
12.2.2	the Award Value (calculated in accordance with the Policy);
12.2.3	the number of Deferred Shares applicable to the Award (calculated in terms of clause 13);
12.2.4	the Vesting Dates and Vesting Periods applicable to the Award;
12.2.5	san
12.2.6	a stipulation that the Award is subject to the provisions of these Rules; and
12.2.7	where a copy of the Rules might be obtained for perusal.
12.3
Subject to clause 16, an Award is (and Deferred Shares are) personal to a Participant and shall not be capable of being ceded, assigned, transferred or otherwise disposed of or encumbered by a Participant. [Sch 14.1(e)]

12.4	There shall be no consideration payable for the Award. [Sch 14.1(d)]
12.5
A Participant shall not be entitled to any dividends (or other distributions made) and shall have no right to vote in respect of Deferred Shares awarded to him in his Award, unless and until the Deferred Shares under his Award are Settled to him in accordance with the provisions of this DSP. [Sch 14.1(e)] [Sch 14.10]

12.6
A Prescribed Officer or an Executive Manager (as the case may be) must communicate his acceptance of an Award to his Employer Company. The obligations of an Employer Company under the DSP shall be postponed until such time as the Prescribed Officer or Executive Manager (as the case may be) has indicated his acceptance of the Award. The Employer Company will not be liable for any loss that may be suffered by such Prescribed Officer or Executive Manager (as the case may be) as a result of the postponement of its obligations in terms of this clause 12.6.

12.7
A Manager shall not be required to communicate his acceptance of an Award to his Employer Company. A Manager may reject an Award within ten days after the date of delivery of the relevant Award Letter to such Manager. An Award which is not rejected in accordance with this clause 12.6 shall automatically be deemed to have been accepted by such Manager.

12.8	An Award may be reacquired at any time after the Award Date if the Remco and Participants so agree in writing.
13.	Calculation of deferred shares
13.1
Subject to clause 14, the number of Deferred Shares attributable to an Award shall be calculated by dividing the Award Value by the Award Price and rounding-down the resultant number to the next whole number.

13.2	The number of Deferred Shares determine the number of Shares that a Participant has a conditional right to receive on the terms of, and subject to the conditions of, the DSP.

13.3
For the avoidance of doubt, the Award of the Deferred Shares does not constitute the issue of Shares nor does it give a Participant the right to Shares until and to the extent that the provisions of the DSP have been satisfied. Accordingly, the Deferred Shares are awarded on the understanding that the Deferred Shares may not be traded or used as security for any obligations and any attempt to trade in Deferred Shares or use them as security for any obligations shall result in the forfeiture of the relevant Deferred Shares. [Sch 14.1(e)]

14.	Vesting of deferred shares and settlement
14.1
Subject to clauses 16, 17, 20, 22, and 24, on the Vesting Date, a Participant shall have the right to Settlement of the number of Shares that equals the number of Deferred Shares calculated in terms of clause 13.

14.2
The Participant must provide his Employer Company with a Notice ten days before the Vesting Date, confirming that he wants his Award to be Settled in Shares and providing his Employer Company with the details of his brokerage account (“Brokerage Account”) in the Notice.

14.3	If the Participant:
14.3.1	fails to provide his Employer Company with a Notice in accordance with clause 14.2; or
14.3.2	fails to provide his Employer Company with the details of his Brokerage Account in his Notice in accordance with clause 14.2,

on the Vesting Date, the Company shall instruct the Broker to sell the Participant’s Shares on the JSE and procure the payment by the relevant Employer Company to the Participant of a cash amount equal to the proceeds from the sale of the Shares (less any applicable Tax payable in accordance with clause 22). For the avoidance of doubt, the Shares sold for purposes of this clause 14.3, shall be sold as part of bulk sale and in calculating the amount of proceeds to be distributed to each Participant the Broker shall apply an average amount attributable to each Share sold in the bulk sale, determined in accordance with the following formula:

Y = (E - F) / G
Where:
“Y” represents the average amount of proceeds per Share sold as part of the bulk sale;
“E” represents the total proceeds from the bulk sale of the Shares;
“F” represents the total amount of costs and securities transfer taxes that are attributable to the bulk sale; and
“G” represents the total Shares sold in the bulk sale.
14.4
For the avoidance of doubt, a Participant may not elect to receive a cash amount in lieu of Shares. A Participant will receive a cash payment (in accordance with clause 14.3) only if he fails to comply with the provisions of clause 14.2.

14.5
Notwithstanding 14.1, the Participant shall pay, in such manner as Remco may from time to time prescribe, any such additional amount of which Remco may notify the Participant in respect of any deduction on account of Tax as may be required by Applicable Laws which may arise on the Settlement of Shares to him.

15.	Acquisition of shares

15.1
Subject to clause 22, if the Participant elects to be Settled in Shares (and complies with the provisions of clause 14.2), the Company shall instruct the Broker to procure that the number of Shares contemplated in 14.1 are transferred to the Participant’s Brokerage Account as soon as reasonably possible after the Vesting Date.

15.2
The Shares will be fully paid up and will rank pari passu with the existing issued Shares, and will have the same voting rights as the existing issued Shares. If the Shares are not yet allotted and issued, the Board will procure that they are allotted, issued and listed on the JSE upon issue. [Sch 14.1(e)]

15.3	The Participant shall have full ownership rights in the Shares delivered to his Brokerage Account.
15.4	The Participant shall be personally responsible for maintaining his Brokerage Account and paying all relevant fees associated therewith.
16.	Clawback, reduction or forfeiture of award
Clawback in terms of SOX
16.1
Any Awards made to the Chief Executive Officer and Financial Director may be subject to reduction or forfeiture (in whole or in part) in accordance with section 304 of the Sarbanes Oxley Act, 2002 (“SOX”).

16.2
It is foreseeable that there may be a change in law (either in accordance with the Proposed Rule pertaining to “Listing Standards for Recovery of Erroneously Awarded Compensation” outlined in Federal Register, Vol 80, No. 134 dated
14 July 2015, or otherwise) that may extend the application of section 304 of SOX to all Prescribed Officers. If this takes place, any Awards made to Prescribed Officers may also be subject to reduction or forfeiture (in whole or in part) in accordance with section 304 of SOX.

Reduction or Forfeiture
16.3	Remco may exercise its discretion to determine that a Prescribed Officer’s or Executive Manager’s Award is subject to reduction or forfeiture (in whole or in part) if:
16.3.1	there is reasonable evidence of misbehaviour or material error by a Prescribed Officer or Executive Manager (as the case may be); or
16.3.2
the financial performance of the Group, the Company, the Employer Company or the relevant business unit for any Financial Year in respect of which an Award is based have subsequently appeared to be materially inaccurate; or

16.3.3
the Group, the Company, the Employer Company or the relevant business unit suffers a material downturn in its financial performance, for which the Prescribed Officer or Executive Manager (as the case may be) can be seen to have some liability; or

16.3.4
the Group, the Company, the Employer Company or the relevant business unit suffers a material failure of risk management, for which the Prescribed Officer or Executive Manager (as the case may be) can be seen to have some liability, or in any other circumstances if the Remco determines that it is reasonable to subject the Awards of one or more Prescribed Officers or Executive Managers (as the case may be) to reduction or forfeiture.

16.4
To the extent that this clause 16 applies to a Prescribed Officer or Executive Manager (as the case may be), the Remco shall determine if the Prescribed Officer’s or Executive Manager’s (as the case may be) Award shall be forfeited in whole or in part and, if Remco does so determine that all or a portion of the Prescribed Officer’s or Executive Manager’s (as the case may be) Award shall be forfeited, that Award shall be forfeited with effect from the date of the determination.

16.5
Remco may postpone the Vesting Date in respect of any Prescribed Officer or Executive Manager (as the case may be) if, at the Vesting Date, there is an ongoing investigation or other procedure being carried on to determine whether the forfeiture provisions apply in respect of a Prescribed Officer or Executive Manager (as the case may be), or the Remco decides that further investigation is warranted. In such event, the Vesting Date shall be deemed to be the date upon which the investigation or procedure has been completed and the Remco has determined that the Prescribed Officer’s or Executive Manager’s (as the case may be) Award shall not be forfeited.

17.	Termination of employment [Sch 14.1(h)]
17.1
Subject to clause 1.2.8, if a Participant ceases to be employed by the Group by reason of a No Fault Termination prior to the Vesting Date, a  pro rata portion of the current tranche of the Deferred Shares shall Vest on the Date of Termination of Employment and shall be Settled in accordance with clause 14, unless Remco determines otherwise. The pro rata portion of the current tranche of Deferred Shares that Vest, will be calculated as a percentage of the number of months served in the twelve-month Vesting Period in which the Date of Termination of Employment takes place. The balance of the Deferred Shares will lapse and shall be deemed to have been reacquired.

An example of the calculation referred to in clause 17.1 is as follows:
An Award is made on 1 September 2019 of 150 000 Deferred Shares, which will Vest in equal tranches over the following three years
First Vesting date:
1 September 2020 (50 000 Shares)
Second Vesting Date:
1 September 2021 (50 000 Shares)
Third Vesting Date:
1 September 2022 (50 000 Shares)
The Participant receives 50 000 Shares on 1 September 2020
The Participant ceases to be employed by the Group by reason of a No Fault Termination on 30 January 2021
The Participant will (in addition to the Shares received on 1 September 2020) be entitled to the pro rata portion of his second tranche as follows:
(4/12 months) x 50 000 Shares = 16 666 Shares
The balance of his Award is forfeited
17.2	Subject to clause1.2.8, if a Participant ceases to be employed by the Group by reason of a Fault Termination, his Award shall be deemed to have been reacquired, unless Remco determines otherwise.
SCHEME RULES Part 4 – General
18.	Insolvency

18.1
All unvested Awards shall be deemed to have been reacquired, and accordingly not entitle a Participant to Settlement, upon the Participant making an application for the voluntary surrender of his estate or his estate being otherwise sequestrated or any attachment of any interest of a Participant (including, inter alia, as a result of divorce proceedings) under the DSP, unless Remco, in its discretion, determines otherwise and then subject to such terms and conditions as Remco may determine.

18.2
If the Company is placed in final liquidation, the Secretary shall notify the Participant thereof in writing and all Awards that have not been Settled at the date of notification shall be forfeited. [Sch 14.1(e)]

19.	Poor performance and disciplinary procedures

In the event of pending disciplinary or poor performance procedures against any Participant, or the contemplation of such procedures, then the Vesting and/or Settlement of any Award shall be suspended until the final conclusion of such procedures, at which time the Award shall Vest and/or be Settled, or the provisions of clause 16 shall be applied, whichever is applicable. [Sch 14.1(h)]

20.	Adjustments
20.1	Notwithstanding anything to the contrary contained herein but subject to 20.5, if the Company makes a Special Distribution and/or if the Company restructures its capital in that it [Sch 14.3]
20.1.1	undertakes a rights offer; or
20.1.2	is placed in liquidation for purposes of reorganisation; or
20.1.3	is party to a scheme of arrangement affecting the structuring of its share capital; or
20.1.4	undertakes a conversion, redemption, subdivision or consolidation of its ordinary share capital; or
20.1.5	undertakes a bonus or capitalisation issue,

such adjustments shall be made to the rights of Participants as may be determined to be fair and reasonable to the Participants concerned by Remco; provided that any adjustments pursuant to this 20.1 shall be confirmed by the Auditors and should give a Participant the entitlement to the same proportion of the equity capital as he was previously entitled, and should any Participant be aggrieved, he may utilise the dispute procedures set out in clause 26. No adjustments shall be required in terms of this clause 20.1 if the provisions of clauses 20.5 to 20.7 are applicable, or in the event of an issue by the Company of any securities or securities convertible into Shares as consideration for an acquisition.

20.2
The Auditors will confirm to the JSE, in writing, that any adjustments made in terms of clause 20.1 are in accordance with the provisions of the DSP. Such written confirmation will be provided to the JSE at the time that the adjustments are finalised. [Sch 14.3(d)]

20.3	Any adjustments made in terms of clause 20.1 will be reported in the Company’s annual financial statements in the year during which the adjustment is made. [Sch 14.3 (e)]
20.4	For the purposes of 20.1, the Company shall be deemed to make a “Special Distribution” if it distributes Shares or any other asset (including cash) to its shareholders:

20.4.1	in the course of, and as part of any unbundling, reorganisation, rationalisation, compromise, arrangement or reconstruction (including the amalgamation of two or more companies or entities);
20.4.2	in the course of, or as part of, a reduction of capital (including a share repurchase);
20.4.3	as a special dividend or other payment in terms of the Companies Act; or
20.4.4	in the course or in anticipation of the deregistration or liquidation of a company for any of the above purposes;
provided that this clause 20.2 shall not apply to the normal annual interim and final cash or scrip dividends declared by a Company.
20.5
No adjustments shall be required in terms of clause 20.1 in the event of the issue of equity securities as consideration for an acquisition in terms of clause 20.6, the issue of securities for cash and the issue of equity securities for a vendor consideration placing. [Sch 14.3(c)]

20.6
Subject to clause 20.7, if the Company undergoes a Change of Control after an Award Date, then the rights of Participants under the DSP are to be accommodated on a basis which shall be determined by Remco to be fair and reasonable to Participants. [Sch 14.1(g)]

20.7
If the Company undergoes a Change of Control pursuant to a transaction, the terms of which make provision for Participants’ rights under the DSP are to be accommodated on a basis which is determined by an independent merchant bank to be fair and reasonable to Participants, the provisions of clause 20.5 shall not apply; provided that, in such an event, if a Participant’s employment by any member of the Group is terminated for any reason whatsoever (including his resignation but excluding the manner contemplated in clause 1.2.8) within 12 months following the Implementation Date he shall be entitled to be Settled on mutatis mutandis the basis of clause 20.5 had clause 20.5 been applicable.
[Sch 14.1(g)]

21.	Reacquisition

If, in terms of any provision of the DSP, any Award or portion of an Award is deemed to have been reacquired, the Company is hereby irrevocably and in rem suam nominated, constituted and appointed as the sole attorney and agent of the Participant concerned in that Participant’s name, place and stead to sign and execute all such documents and do all such things as are necessary for that purpose. [Sch 14.3(f)]

22.	Tax liability

22.1
Notwithstanding any other provision in these Rules (including clause 14.4), if the Company or an Employer Company is obliged (or would suffer a disadvantage of any nature if they were not) to account for, withhold or deduct any Tax in any jurisdiction which is payable in respect of, or in connection with, the making of any Award, the Settlement to a Participant of Shares, the payment of a cash amount and/or otherwise in connection with the DSP, then the Company or the Employer Company (as the case may be) shall be entitled to account for, withhold or deduct such Tax from any amount due to the Participant and the Company and/or the Employer Company shall be relieved from the obligation to Settle any Shares to a Participant or to pay any amount to a Participant in terms of the DSP until the Tax has been discharged in full.

22.2
The Participant agrees that the Company may instruct the Broker to sell some or all of the Shares to be Settled to the Participant and to remit payment to the relevant person of the relevant amounts out of the proceeds of the sale in discharge of the Tax.

22.3
Only Prescribed Officers may elect to make payment to the relevant Employer Company of an amount equal to the Tax, in which event Shares will not be sold by the Company to settle the Participant’s Tax obligations.

22.4
The Company is hereby irrevocably and in rem suam nominated, constituted and appointed as the sole attorney and agent of a Participant, in that Participant’s name, place and stead to sign and execute all such documents and do all such things as are necessary to give effect to the provisions of clause 22.2.

23.	Listings and legal requirements
23.1	Notwithstanding any other provision of the DSP –
23.1.1
no Shares shall be Settled on any Participant or received pursuant to this DSP if Remco determines, in their sole discretion, that such Settlement will or may violate any Applicable Laws, the Listings Requirements or the listings requirements of any other securities exchange on which the Shares of the Company are listed; and

23.1.2	the Company shall apply for the listing of all Shares which are Settled to Participants on the JSE.
23.2
Despite the occurrence of a Vesting Date, all Participants shall be subject to the Group’s policies and procedures relating to trading in the Company’s securities, the Financial Markets Act and the Listings Requirements and no Participant shall undertake any action in respect of that Participant’s Shares that will cause the Company to breach its obligations in terms of the Financial Markets Act or the Listings Requirements.

23.3
The Company will ensure that no Shares are Settled for the DSP at a time when such acquisition is prohibited by the provisions of the Financial Markets Act or the Listings Requirements. To the extent that the Company is unable to deliver the Shares to a Participant as a result of the provisions of the Financial Markets Act or the Listings Requirements, the Company will deliver the Shares to the Participant as soon as possible after the restriction is lifted; provided that the Company will not be liable for any loss that may be suffered by the Participant as a result of the postponement of delivery in terms of this clause 23.
[Sch 14.9(e)] [Sch 14.9(f)]

23.4
Whilst the companies in the Group will make every effort to Settle Shares within a reasonable period of time for purposes of satisfying their obligations under the DSP, they do not guarantee that they will be able to do so within set time periods. As such, the Group will not be liable for any loss that may be suffered by the Participant as a result of any fluctuations in the Share price, or for any other reason.

24.	Amendment of the DSP

24.1
It shall be competent for Remco to amend any of the provisions of the DSP subject to the prior approval (if required) of every stock exchange on which the Shares are for the time being listed; provided that no such amendment affecting the Vested rights of any Participant shall be effected without the prior written consent of the Participant concerned, and provided further that no such amendment affecting any of the following matters shall be competent unless it is sanctioned by ordinary resolution of 75% (seventy-five percent) of the shareholders of the Company in a general meeting, excluding all of the votes attached to Shares owned or controlled by existing Participants in the DSP. [Sch 14.2]

24.1.1	the definition of Eligible Employees and Participants;
24.1.2	the definition of Award Price;
24.1.3	the calculation of the total number of Shares which may be received for the purpose of or pursuant to the DSP;
24.1.4	the calculation of the maximum number of Shares which may be received by any Participant in terms of the DSP;
24.1.5	the amount payable by a Participant under the DSP (if any); [Sch 14.1(d)]
24.1.6	the voting, dividend, transfer or other rights (including rights on liquidation of the Company) which may attach to any or Award; [Sch 14.10] [Sch 14.1(e)]
24.1.7	the provisions in these Rules dealing with the rights (whether conditional or otherwise) in and to the Deferred Shares of Participants who leave the employment of the Group prior to Vesting;
24.1.8	the basis for Awards in terms of these Rules;
24.1.9	the treatment of Awards in instances of mergers, takeovers or corporate actions;
24.1.10	the termination rights of Participants; and [Sch 14.1(h)]
24.1.11	the provisions of this clause 24.
24.2	Subject to approval from the JSE, clause 24.1 will not apply to any amendment which is:
24.2.1	minor and to benefit the administration of the DSP;
24.2.2	to take account of any changes in legislation; or
24.2.3	to obtain or maintain favourable Tax, exchange control or regulatory treatment for the Company, any Employer Company or any present or future Participant.
24.3
Without derogating from the provisions of clause 24.1, if it should become necessary or desirable by reason of the provisions of Applicable Laws at any time after the signing of these Rules, to amend the provisions of these Rules so as to preserve the substance of the provisions contained in these Rules but to amend the form so as to achieve the objectives embodied in these Rules in the best manner, having regard to such Applicable Laws and without prejudice to the Participants concerned, then Remco may (with the prior approval (if required) of every stock exchange on which the Shares are at the time listed) amend these Rules accordingly.

25.	Strate

Notwithstanding any provision in these Rules, the Company shall not be obliged to deliver to the Participant share certificates in respect of the Shares settled to him in terms of these Rules but shall instead be obliged to procure such electronic transactions and/or entries and to deliver to the Participant such documents (if any) as may be required to reflect his rights in and to such Shares pursuant to the provisions of the Companies Act, the Financial Markets Act, the Rules of the Central Securities Depository (being Share Transactions Totally Electronic Limited) and the requirements of the JSE.

26.	Disputes

26.1
Should any dispute of whatever nature arise from or in connection with these Rules (including an urgent dispute), then the dispute shall, unless the parties thereto otherwise agree in writing, be referred to the Group Chief Executive.

26.2
In the event that the Group Chief Executive is unable to resolve the dispute, it shall be referred to the Chairman of Remco who, together with the Remco, shall decide thereon, and that decision shall be final and binding on all parties to the dispute.

26.3
However, if the dispute relates, directly or indirectly, to the Group Chief Executive, the dispute shall be referred to the Chairman of Remco directly, who, together with the Remco, shall decide thereon and that decision shall be final and binding on all parties to the dispute.

26.4	This clause is severable from the rest of these Rules and shall remain in effect even if these Rules are terminated for any reason.

27.	Data protection
27.1	By participating in the DSP, a Participant is deemed to agree and consent to:
27.1.1	the collection, use and processing by the Employer Company of Personal Information relating to the Participant, for all purposes reasonably connected with the administration of the DSP;
27.1.2
the Employer Company, Company, and any member of the Group transferring Personal Information to or between any of such persons for all purposes reasonably connected with the administration of the DSP and the use of such Personal Information by such persons for all purposes reasonably connected with the administration of the DSP;

27.1.3	the transfer to and retention of such Personal Information by any third party anywhere in the world for all purposes reasonably connected with the administration of the DSP.
28.	Profits and losses and termination of the DSP
28.1
The Company shall bear any losses sustained by the DSP which are not recovered from Employer Companies in terms of clause 8. Furthermore, the Company shall be entitled to receive and be paid any profits made in respect of the purchase, acquisition, sale or disposal of Shares.

28.2	The DSP shall terminate if Remco so resolves. Any deficit arising from the winding up of the DSP shall be borne by the Company, to the extent not recovered by the Company from Employer Companies.
29.	Domicilium and notices
29.1	The parties choose domicilium citandi et executandi for all purposes arising from the DSP, including the giving of any notice, the payment of any sum, the serving of any process, as follows:
29.1.1	the Company:
Physical address: Harmony Randfontein Office Park, Cnr Main Reef Road and Ward Avenue, Randfontein, 1759
Postal address: PO Box 2, Randfontein, 1760
E-mail: companysecretariat@harmony.co.za
For attention: The Secretary
29.1.2	each Participant:
The chosen address and/or email address of each Participant shall be the address and/or email address of that Participant reflected in the records of the Group’s payroll system from time to time.

29.2
Each of the parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address and/or (in the case of a Participant) his email address; provided in the case of a Participant such variation is also made to his details on the Group’s payroll system.

29.3	Any notice given and any payment made by any party to the other which:
29.3.1
is delivered by hand during the normal business hours of the addressee (for attention: the Secretary in the case of the Company) at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

29.3.2
is posted by prepaid registered post from an address within the Republic of South Africa to the addressee (for attention: the Secretary in the case of the Company) at the addressee’s domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the seventh day after the date of posting.

29.4
Any notice given by any party to any other party which is transmitted by electronic mail to the addressee at the addressee’s electronic address for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

30.	Compliance
30.1
The Company shall comply with (and procure compliance by all members of the Group with) all Applicable Laws. The DSP shall at all times be operated and administered subject to all Applicable Laws. [Sch 14 Generally]

30.2	Without derogating from the generality of the aforegoing, the Company shall ensure compliance with Schedule 14 and paragraphs 3.63 to 3.74 of the Listings Requirements of the JSE. [Sch 14.9(d)]
30.3	The Company, by its signature hereto, undertakes to procure compliance by every Employer Company with these Rules.
31.	General provisions
31.1
To the extent that shareholder approval is required to authorise any performance by the Group as contemplated in the DSP, such performance shall only take place once the requisite shareholder approval has been obtained. To the extent that the requisite shareholder approval is not obtained, Remco shall exercise its discretion in determining the appropriate response. In certain circumstances, Remco may be obliged to inform the Participants that their rights under the DSP have been postponed or forfeited. The Company will not be liable for any loss that may be suffered by the Participant as a result of such postponement or forfeiture.

31.2
The receipt of an Award in any year by a Participant does not create any rights and/or expectations that the same Participant shall be entitled to any further Awards in any subsequent years. An Employee’s eligibility to receive Awards shall be determined annually by Remco.

31.3
The DSP and participation in it shall not form part of any contract of employment between any Employer Company and any Employee and the rights and obligations of any individual under the terms of his office or employment with the Employer Company shall not be affected by his participation in the DSP. This DSP shall not entitle a Participant any right to continued employment nor shall it afford an individual additional rights to compensation or damages for any loss or potential loss which he may suffer (by reason of being unable to receive Shares or otherwise) in consequence of the termination of any office or employment within the Group for any reason whatsoever, regardless of whether such termination of employment was lawful, unlawful, fair or unfair.

31.4
The DSP shall not confer on any person any legal or equitable rights (including, for the avoidance of doubt, any voting rights or rights to receive dividends) against any Employer Company directly or indirectly, or give rise to any cause of action at law or in equity against any Employer Company.

31.5	The DSP shall be governed by and construed in accordance with the laws of the Republic of South Africa.